Exhibit 99.1

Switch Launches Fifth Prime Campus in Texas;

Agrees to Acquire Data Foundry

Company Provides Preliminary First Quarter 2021 Results

LAS VEGAS, NV — May 3, 2021 — Switch, Inc. (NYSE: SWCH) (“Switch”), the exascale technology infrastructure corporation, today announced that it has launched its Fifth Prime location in Texas. To launch this initiative, Switch has entered into a definitive agreement to acquire Data Foundry, Inc. (“Data Foundry”), a carrier-neutral colocation provider, for $420 million in an all cash transaction. The acquisition is expected to close by mid-2021, subject to the satisfaction of customary closing conditions, including regulatory approval.

Headquartered in Austin, Texas, and with data centers in Austin and Houston, Data Foundry is strategically located in a rapidly growing technology hub which offers a highly favorable business environment for both mature enterprises and early-stage growth companies. In addition, the transaction provides Switch with attractive future expansion opportunities in Texas, which complements and diversifies Switch’s existing geographic footprint and revenue exposure.

The acquisition of Data Foundry expands the Switch portfolio to 16 operational data centers across six locations and will anchor the company’s Fifth Prime data center campus. The acquisition will also add over 400 customer logos, offering robust cross-selling opportunities and the potential for significant customer expansion.

“We are extremely pleased to reach an agreement with Data Foundry and to announce the launch of our Fifth Prime Data Center Campus in Texas,” said Switch Founder and CEO Rob Roy. “The Data Foundry acquisition extends Switch’s national reach and enhances our ability to serve Texas and the Central U.S. region with low latency connectivity, while also providing critical geographic and revenue diversification with robust expansion potential to accelerate long-term growth and value creation.”

“Data Foundry is proud to partner with Rob Roy and the Switch team in this transaction that we believe will carry forward our company’s rich history of innovation in Texas, and will result in tremendous long-term benefits to our customers and all stakeholders of the combined business,” said Carolyn and Ron Yokubaitis, Co-Founders of Data Foundry. “Both companies share a set of core values that emphasize technology leadership, operational excellence, community involvement, and a relentless focus on customer service that will enable a seamless transition of leadership and continued success for years to come,” added Jonah Yokubaitis, also a Co-Founder of Data Foundry.

Data Foundry’s existing portfolio consists of four highly connected, multi-tenant data centers located in Austin and Houston. The Austin campus includes three current facilities with expansion capabilities up to 44 MW at full buildout.

The Houston campus has one existing data center with the ability to support 18 MW of customer power at full buildout. Switch intends to commence development on new data centers in both Austin and Houston at the end of 2021, with the first sectors available for customer deployments in 2023.

The purchase price of $420 million represents approximately 19x estimated 2021 Adjusted EBITDA, including $2 million of projected run-rate cost synergies. Switch management expects the transaction to be accretive to AFFO¹ per share within its first full calendar year after closing. The transaction will be funded through a combination of cash on hand, borrowings under Switch’s fully undrawn $500 million revolving credit facility, or new debt securities.

Switch was advised by Wells Fargo Securities, LLC and Latham & Watkins LLP on the transaction. Data Foundry was advised by DH Capital, LLC and Vinson & Elkins LLP.

¹	A definition of Adjusted Funds From Operations (“AFFO”) can be found in the investor presentation that accompanies this press release.

Preliminary First Quarter 2021 Results

Switch is providing preliminary expectations of its unaudited financial results for the first quarter of 2021. The following results are preliminary and subject to completion of the final financial statements, including review of those financial statements by Switch’s internal accounting professionals, audit committee, and independent registered public accounting firm:

•	Revenue in the range of $129.5 to $131.5 million

•	Adjusted EBITDA in the range of $72.5 million to $73.5 million ²

•	Signed incremental annualized revenue exceeding $18 million

•	Recurring revenue backlog of over $56 million as of March 31, 2021

²

First quarter 2021 Adjusted EBITDA includes $2.8 million in non-recurring license fee income related to a technology license agreement that is recorded within other income on the consolidated statement of comprehensive income, and does not affect consolidated revenue.

Conference Call

Switch management will host a conference call and live webcast for analysts and investors at 11:00 a.m. Eastern time on Monday, May 3, 2021. Parties in the United States can access the call toll free by dialing 844-808-7137, parties in Canada can access the call toll free by dialing 855-669-9657, and international parties can access the call by dialing 412-317-5287. Request to be joined into the Switch, Inc. conference call. Please visit Switch’s investor relations website at investors.switch.com to access presentation materials and the live webcast. The webcast will be accessible on Switch’s investor relations website for one year.

About Switch

Switch, Inc. (NYSE: SWCH), is the independent leader in exascale data center ecosystems, edge data center designs, industry-leading telecommunications solutions and next-generation technology innovation. Switch Founder and CEO Rob Roy has developed more than 500 issued and pending patent claims covering data center designs that have manifested into the company’s world-renowned data centers and technology solutions.

We innovate to sustainably progress the digital foundation of the connected world with a focus on enterprise-class and emerging hybrid cloud solutions. The Switch PRIMES, located in Las Vegas and Tahoe Reno, Nevada; Grand Rapids, Michigan; and Atlanta, Georgia are the world’s most powerful exascale data center campus ecosystems with low latency to major U.S. markets. Visit switch.com for more information or follow us on LinkedIn and Twitter.

About Data Foundry

Data Foundry is a carrier-neutral data center colocation provider with over 25 years of profitable operating history. Founded in 1994 as one of the first 50 Internet Service Providers (ISPs) in the United States, the company began providing colocation services in 1999. Data Foundry’s beginnings as an ISP helped to mold the company’s service-

focused culture as a colocation provider, and formed its extensive background in networking and data center operations. The company builds the most redundant, connected, and secure data centers with the best disaster recovery solutions available in Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements generally relate to future events or the future financial or operating performance of Switch, Inc. and Switch, Ltd. (“we”, “us”, or “our”). In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, our guidance relating to revenue and Adjusted EBITDA for the year ending December 31, 2021 and expectations regarding the pending acquisition of Data Foundry. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to inherent risks, uncertainties and changes in circumstance that are difficult or impossible to predict. The risks and uncertainties that could affect our pending Data Foundry acquisition and financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include, without limitation, (i) the possibility that the pending acquisition of Data Foundry does not close when expected or at all; (ii) that the acquisition does not produce the expected benefits or results for us, Data Foundry or our customers; (iii) that the combination and integration of Data Foundry will disrupt ours or Data Foundry’s operations or result in the loss of customers or key employees (iv) adverse economic developments in our markets or the technology industry; (v) obsolescence or reduction in marketability of our infrastructure due to changing industry demands; (vi) risks related to the COVID-19 pandemic, including disruptions to our business and to those of our customers and suppliers; (vii) loss of key customers; (viii) our ability to effectively compete in the data center market; (ix) our ability to obtain necessary capital and comply with terms in our credit instruments; (x) the impact of future changes in legislation and regulations, and (xi) other risk factors discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in our most recent Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are available on the Investor Relations section of our website at investors.switch.com and on the SEC’s website at www.sec.gov.

Switch, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in millions)

(unaudited)

	Preliminary Estimated Range First Quarter 2021
	Low	High
Net income	$21.2	$26.6
Interest expense	8.9	8.7
Interest income	—	(0.1)
Income tax expense	3.5	1.5
Depreciation and amortization of property and equipment	39.5	38.5
Gain on disposal of property and equipment	(0.1)	(0.3)
Equity-based compensation	7.4	7.2
Gain on interest rate swaps	(3.1)	(3.3)
Equity in net losses of investments	0.3	0.1
Gain on sale of equity method investment	(5.3)	(5.5)
Acquisition related costs	0.2	0.1

Adjusted EBITDA	$72.5	$73.5

Investor Contact:

Matthew Heinz, CFA

investorrelations@switch.com

(702) 479-3993

PR Contact:

Alise Porto

newsroom@switch.com

(702) 280-1823